Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Tom Corbett
Financial Relations Board
312-640-6757
tcorbett@frbir.com

COBRA ELECTRONICS REPORTS IMPROVED FIRST QUARTER RESULTS

Sales Increase 26.6%; Gross Margin Widens; Operating Loss Declines

First Full Quarter for PPL Demonstrates Profitability

CHICAGO, IL – APRIL 27, 2007 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported improved results for its first quarter ended March 31, 2007, including a 26.6 percent increase in sales and a 39.5 percent reduction in its operating loss from the first quarter of 2006. The company reported sales of $32.0 million and an operating loss of $948,000 as compared to sales of $25.3 million and an operating loss of $1.6 million last year. The company’s net loss, which includes interest on the debt incurred for the acquisition of Performance Products Limited, declined by 36.1 percent, to $720,000, or $0.11 per fully diluted share, from $1.1 million, or $0.17 per fully diluted share, in the prior year. The company also reported that the Performance Products segment was profitable, on a pretax basis, for its first full quarter since acquisition, absent acquisition debt interest, which is included in the Cobra reporting segment.

“Cobra’s sales increase in the first quarter reflected improved sales in several of our product lines, as well as the contribution of Performance Products. Performance Products had net sales of $3.1 million, providing nearly 45 percent of the increase in consolidated sales compared to last year. Also contributing to our strong sales performance were each of our legacy product lines. Two-way radio sales increased by 56 percent, Citizens Band radio sales, driven by our most recent limited edition offering, increased by 35 percent, and radar detection increased by more than 10 percent. Additionally, sales of Cobra Electronics Europe Limited more than doubled due to a positive reception to Cobra’s newest two-way radios and strong sales of radar detection. Sales of mobile navigation products declined 33 percent as compared to last year as our newest offering, the NAV ONETM 2100, was not scheduled to be on our retail partners’ shelves until the second quarter; this product has begun shipping and is on time to our customers,” said Jim Bazet, Cobra’s President and Chief Executive Officer.

Cobra First Quarter Results –      2

Cobra also reported improved gross margins as compared to the first quarter of 2006. On a consolidated basis, Cobra’s gross margin increased to 25.3 percent from 19.8 percent in the prior year. This reflected an improvement in gross margins in the Cobra reporting segment to 23.3 percent from 19.8 percent, as well as a 43.3 percent gross margin for the Performance Products segment of the company.

Selling, general and administrative expenses increased to $9.0 million in the first quarter from $6.6 million in the prior year. This increase in expenses is attributable, in part, to the expenses of the Performance Products segment, with $1.3 million of operating expenses. However, a significant component of this increase was due to professional fees relating to compliance with new auditing pronouncements, specifically FIN 48, and for tax consulting services. Cobra also incurred an increase in professional fees to assist with US GAAP reporting at Performance Products. In commenting on the company’s expenses, Mr. Bazet said “We are disappointed by the significant increase in general and administrative expenses but recognize that more than $500,000 in fees are unlikely to be recurring, absent new accounting pronouncements or regulatory requirements, since they reflect one-time needs for support from our professional advisors.”

Cobra maintained its strong balance sheet position during the first quarter. The company had interest-bearing debt of $16.5 million as of March 31, 2007 and cash of $3.6 million. Inventory at the end of the first quarter increased to $29.9 million, including $3.5 million of inventory at Performance Products, from $24.7 million the prior year. Accounts receivable at the end of the quarter, including $1.3 million at Performance Products were $24.3 million, the same amount as one year earlier. Net book value per share as of March 31, 2007 decreased to $10.61 from $10.81 one year ago. In connection with its loan agreement, the company has received a waiver from its lenders for violations of certain loan covenants relating to the company’s first quarter results.

Mr. Bazet also provided the company’s outlook for the second quarter of 2007, and reaffirmed earlier guidance. “Cobra is forecasting that both revenue and net income in 2007 will exceed those of 2006. We are also forecasting year-over-year increases in both revenue and net income for the second quarter of 2007 but anticipate some softening of gross margins as production of our newest mobile navigation products has been accelerated to ensure timely arrival at our retailers and will require additional expenses to manage this placement.”

Cobra will be conducting a conference call on April 27, 2007 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra First Quarter Results –      3

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results –      4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2007	March 31, 2006
Net sales	$32,036	$25,307
Cost of sales	23,948	20,285

Gross profit	8,088	5,022
Selling, general and administrative expenses	9,036	6,588

Operating loss	(948)	(1,566)
Other income (expense):
Interest expense	(319)	(34)
Other, net	257	(62)

Loss before taxes	(1,010)	(1,662)
Tax benefit[1]	(298)	(535)
Minority interest	8	—

Net loss	$(720)	$(1,127)

Net loss per common share:
Basic	$(0.11)	$(0.17)
Diluted	$(0.11)	$(0.17)

Weighted average shares outstanding:
Basic	6,438	6,489
Diluted	6,438	6,489

1.	Reduced tax benefit due to higher taxable income in foreign jurisdictions as well as a lower estimate for the 2006 research & development tax credit.

Cobra First Quarter Results –      5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2007	December 31, 2006	March 31, 2006
ASSETS:

Current assets:
Cash	$3,561	$1,878	$10,196
Accounts receivable, net	24,339	28,320	24,333
Inventories, net	29,924	29,039	24,663
Other current assets	13,783	14,006	10,801

Total current assets	71,607	73,243	69,993

Net property, plant and equipment	7,451	7,625	6,642

Other assets	36,021	35,890	14,413

Total assets	$115,079	$116,758	$91,048

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$10,414	$6,097	$8,065
Accrued liabilities	8,634	11,944	5,570
Short-term debt	1,370	1,060	0

Total current liabilities	20,418	19,101	13,635

Non-current liabilities:
Long-term debt	15,126	15,614	0
Deferred taxes	4,268	5,337	1,592
Deferred compensation	6,067	5,858	5,286
Other long-term liabilities	920	1,075	382

Total non-current liabilities	26,381	27,884	7,260

Minority interest	5	4

Total shareholders’ equity	68,275	69,769	70,153

Total liabilities and shareholders’ equity	$115,079	$116,758	$91,048